UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sypris Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2020 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. EDT
Tuesday, May 12, 2020

PLACE	Lower Level Seminar Room

101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect the two Class III members of the Board of Directors named in this Proxy Statement.
(2) To approve the 2020 Sypris Omnibus Plan.
(3) An advisory approval of the Company’s named executive officer compensation.
(4) To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

RECORD DATE	Holders of record of Sypris Solutions, Inc. common stock at the close of business on March 18, 2020 are entitled to vote at the meeting.

ANNUAL REPORT ON FORM 10-K	The Company’s 2019 Annual Report on Form 10-K, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. If you are a holder of record, you can vote your shares in one of four ways:
(1)	Visit the website noted on your proxy card to vote via the Internet;
(2)	Use the toll-free telephone number on your proxy card to vote by telephone;
(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or
(4)	Attend the meeting in person.

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instructions card with these proxy materials from that organization rather than from us. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a legal proxy.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice.

Jeffrey T. Gill

Chairman of the Board, President and Chief Executive Officer

April 3, 2020

Important Notice Regarding the Availability of Proxy Materials

The notice of annual meeting of stockholders to be held on May 12, 2020, this Proxy Statement, form of proxy card and the Sypris Solutions 2019 Annual Report on Form 10-K are available at www.sypris.com/proxy-materials.

Sypris Solutions, Inc. 101 Bullitt Lane, Suite 450 Louisville, KY 40222

PROXY STATEMENT

We are providing this Proxy Statement to you in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. (the “Board”) of proxies to be voted at our 2020 annual meeting of stockholders and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.” We refer to our 2020 annual meeting of stockholders as the “Annual Meeting.”

You are cordially invited to attend the Annual Meeting on May 12, 2020, beginning at 10:00 a.m. EDT. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing or giving this Proxy Statement on or about April 3, 2020, to holders of our common stock (“Common Stock”) at the close of business on March 18, 2020, which is the “Record Date” for the Annual Meeting.

Proxies, Quorum and Voting Procedures

Proxies

Stockholder of Record: Shares Registered in Your Name

Your vote is important. If you are a stockholder of record, you may (a) vote in person at the meeting, (b) vote by proxy using the enclosed proxy card, (c) vote by proxy over the telephone, or (d) vote by proxy on the Internet, in each case as described below. You may still attend the meeting and vote in person even if you have already voted by proxy. In order to vote over the Internet or via telephone, please call the number or go to the website identified on the enclosed proxy card and follow the instructions. The Internet and telephone voting facilities will close at 12:01 a.m. EDT on May 12, 2020.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote before the deadline) or by voting by ballot at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instructions card with these proxy materials from that organization rather than from us. Simply complete and mail the voting instructions card to your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a legal proxy.

Quorum

The Amended and Restated Bylaws of the Company provide that the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting are necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum exists, but shares held by a broker, bank or other nominee and not voted on any matter will not be counted for such purpose. Therefore, if you hold shares through a broker, bank or other nominee it is important that you contact your broker, bank or other nominee with your voting instructions. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Required Vote

All shares entitled to vote and represented by proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions provided. If you hold shares through an account with a broker, bank or other nominee, and you fail to provide voting instructions to your broker, bank or other nominee either using your voting instruction card or by telephone or over the Internet in accordance with the instructions provided, then your shares will not be voted with respect to any of the proposals being considered at the Annual Meeting. Therefore, if you hold shares through a broker, bank or other nominee it is important that you provide your broker, bank or other nominee with your voting instructions.

Election of Directors

Under Delaware law and our Amended and Restated Bylaws, the two nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, for election as Class III directors will be elected at the conclusion of the tabulation of votes. A “withhold” vote with respect to the election of one or more directors will not affect the outcome of the election of directors.

Approval of the 2020 Sypris Omnibus Plan

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for approval and ratification of the 2020 Sypris Omnibus Plan. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting, but will be counted toward determining a quorum.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the advisory approval of the Company’s named executive officer compensation. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. This proposal is advisory in nature, which means that it is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

If you submit a proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy. As of the date of this Proxy Statement, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Holders of Common Stock at the close of business on March 18, 2020, the Record Date, are entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

At the close of business on the Record Date, there were 21,309,580 shares of Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between 8:30 a.m. and 5:30 p.m. local time.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 9,238,848 shares or 42% of the Company’s outstanding Common Stock. For additional information on ownership of Common Stock by the Gill family, see the heading Stock Ownership of Certain Beneficial Owners and Management.

Multiple Stockholders Sharing the Same Address

Multiple stockholders who share a single address will receive only one Annual Report on Form 10-K and Proxy Statement at that address. This practice, known as “householding,” reduces printing and postage costs. However, if you wish to receive a separate copy of the Annual Report on Form 10-K or Proxy Statement in the future, you may contact your broker, bank or other nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you are receiving multiple copies of our Annual Report on Form 10-K and Proxy Statement, you can request householding by contacting your bank, broker or other nominee directly or by contacting Sypris in the same manner described above.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

Notice Regarding Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to the Annual Meeting described above. These rules allow companies to provide access to proxy materials in one of two ways – by either providing stockholders notice of the availability of the materials via the Internet or by delivering a full set of the materials to stockholders. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all the proxy materials, as well as providing access to those proxy materials on a publicly accessible website. The notice of the Annual Meeting of Stockholders, Proxy Statement, form of proxy card and 2019 Annual Report on Form 10-K are available at www.sypris.com/proxy-materials.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”). The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board and committee composition and operation, director compensation, related person transactions and risk management. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on an annual basis, and reporting any recommended changes to the Board. A copy of the Guidelines is available on the Company’s website at www.sypris.com.

During 2019, the Board held five regular meetings and two special meetings, the Audit and Finance Committee held four regular meetings and seven special meetings, the Compensation Committee held four regular meetings and one special meeting, and the Nominating and Governance Committee held three meetings. All directors attended more than 85% of the Board meetings and meetings of the committees of which they are members. Although the Company does not have a formal policy regarding attendance by directors at the Company’s annual meeting of stockholders, all directors attended the 2019 Annual Meeting.

Independence

The Board has determined that John F. Brinkley, William G. Ferko, William L. Healey, Sidney R. Petersen and Robert Sroka are “independent” as defined by NASDAQ’s listing standards. Each of our Audit and Finance, Compensation, and Nominating and Governance Committees is composed only of independent directors as identified below under the heading “Committees of the Board of Directors.”

In December 2019, the independent directors selected Robert Sroka to serve an additional consecutive one-year term as Lead Independent Director. Mr. Sroka, as Lead Independent Director, presides over independent sessions of the Board in which only independent directors participate. Additional information regarding the role of the Lead Independent Director is provided below under the heading “Board Leadership and Risk Oversight.” Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group, may do so by writing to the Lead Independent Director, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board welcomes communications from our stockholders. Stockholders may send communications to the Board or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any stockholder correspondence addressed to the Board or to any director in particular, in care of the Company, is forwarded by us to the addressee.

Committees of the Board of Directors

During 2019, the Board had three standing committees: the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit and Finance Committee

The current members of the Audit and Finance Committee are William L. Healey, Sidney R. Petersen and Robert Sroka (Chairman). Each member of the Audit and Finance Committee satisfies the additional requirements of the SEC and NASDAQ for audit committee membership, including the heightened independence requirements and the financial literacy requirements. The Board of Directors has also determined that William L. Healey, Sidney R. Petersen and Robert Sroka each qualify as an “audit committee financial expert” as defined by

SEC rules. During 2019, the Audit and Finance Committee met eleven times. The functions of the Audit and Finance Committee are described below under the heading Audit and Finance Committee Report. The Audit and Finance Committee operates pursuant to a formal written charter that sets out the committee’s functions. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. The Audit and Finance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee

The current members of the Compensation Committee are John F. Brinkley, William G. Ferko and William L. Healey (Chairman). During 2019, the Compensation Committee met five times. Each member of the Compensation Committee satisfies the heightened independence requirements of the NASDAQ for compensation committee membership. The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of executive officers and reviewing the compensation of directors. The Compensation Committee generally approves equity awards for the Company’s other employees and non-equity compensation for the Company’s executive officers. However, the Compensation Committee has delegated to the Company’s Chief Executive Officer the discretion to award to non-executive employees in any one calendar year up to 100,000 stock options in the aggregate, with a maximum individual award of 10,000 stock options. The Company’s Chief Executive Officer, with assistance from the Corporate Director of Human Resources and his support staff, provides recommendations to the Compensation Committee regarding compensation for those employees reporting directly to the Chief Executive Officer. However, the Compensation Committee retains full authority to modify any compensation recommendations by the Chief Executive Officer or other members of management.

In 2019, the Company’s management engaged the assistance of Pearl Meyer & Partners (“Pearl Meyer”), a compensation consulting firm, to assist the Compensation Committee in reviewing total compensation for the Company’s named executive officers, other key employees and directors. Pearl Meyer provided the Compensation Committee with market data and other relevant information to consider when making compensation decisions regarding the Chief Executive Officer, the Company’s other executives and the directors. The Compensation Committee, with or without management in attendance, has direct access to Pearl Meyer on an “as needed” basis for reviews of various issues related to executive compensation. The Company’s management has also engaged Pearl Meyer for assistance with general trends in employee compensation and requested clarification on the appropriate compensation benchmarks for unique or “hybrid” job descriptions. Pearl Meyer’s work in this area did not raise any conflict of interest concerns for the fiscal year 2019 or prior years based on a review of fees paid and disclosures provided by Pearl Meyer in an annual written questionnaire delivered to the Company. For compensation decisions affecting 2020, the Company and the Compensation Committee intend to continue to utilize the assistance of Pearl Meyer.

The Compensation Committee operates pursuant to a formal written charter that sets out the functions that it is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A copy of the Compensation Committee Charter is available on the Company’s website at www.sypris.com.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are John F. Brinkley (Chairman), William G. Ferko and Robert Sroka. During 2019, the Nominating and Governance Committee met three times. The functions of the Nominating and Governance Committee include reviewing and recommending nominees to the Board for election as directors of the Company and evaluating the performance and effectiveness of the Board. The Nominating and Governance Committee also makes recommendations to the Board from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to assess candidates for inclusion in the Company’s recommended slate of independent director nominees. The Nominating and Governance Committee expects qualified candidates will have high personal and professional integrity and ability and will be able to contribute to the Board’s effectiveness in serving the interests of the company’s stockholders. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diverse Board, including diversity of religion, races, gender, nationality, educational backgrounds, and experiences, which can have a positive impact on the business. A mix of talents, backgrounds, experiences and geographic locations of the individual Board members is also important and is considered in the evaluation of potential candidates. In addition, the Nominating and Governance Committee will consider a candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and manufacturing or service operations.

Each of the two nominees for election at the Annual Meeting, William G. Ferko and Jeffrey T. Gill, are currently serving as directors and were previously elected by stockholders. To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, subject to any rights stockholders have to nominate director candidates under our Amended and Restated Bylaws, the Company’s policy is not to seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date. Due to the Company’s current size, market position and historically low rates of director turnover, the policy of the Nominating and Governance Committee has been to develop and maintain contacts with potential candidates for future membership on the Board of Directors, primarily through the business relationships of the Company’s current and former officers and directors. In light of recent efforts to streamline and refocus the Company, the Board will consider whether to fill any vacancy, which develops in connection with any director’s resignation, retirement or death, on a case-by-case basis.

The Nominating and Governance Committee operates pursuant to a formal written charter that sets out the committee’s functions. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.sypris.com.

Board Leadership and Risk Oversight

The Board consists of our Chairman of the Board, President and Chief Executive Officer, Jeffrey T. Gill, R. Scott Gill and five independent directors. The independent directors annually select a Lead Independent Director. Our independent directors generally meet in executive session, chaired by our Lead Independent Director, several weeks in advance of each regularly scheduled Board meeting. During 2019, the Lead Independent Director presided over five such meetings, reported to the Board on the results of such meetings and periodically inquired of the independent directors with any ongoing changes in their respective biographies, any related person transactions and any potential conflicts of interest. The Board has three standing committees – Audit and Finance, Compensation, and Nominating and Governance, each of which is comprised solely of independent directors.

The Board with and through its committees is actively involved in oversight of risks that could affect the Company. While the oversight of certain risks related to compensation, financial or governance matters are conducted primarily through designated committees of the Board, as disclosed more fully in the charters of each of such committees, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Audit and Finance Committee is generally responsible for oversight of the Company’s relationship with its independent public accountants, financial reporting and internal controls, debt and credit agreements, and other financial compliance matters. The Compensation Committee is generally responsible for oversight of the recruitment, retention and motivation of the Company’s executive management and other employees, including compensation, performance evaluation processes and succession planning matters for directors, officers and other key personnel. The Nominating and Governance Committee is generally responsible for oversight of the nominating and self-evaluative processes with respect to service on the Board, and for oversight of other corporate governance matters.

Pursuant to our Amended and Restated Bylaws, our Guidelines and general best practices, the Board reviews and determines the best board leadership structure for the Company at least annually. As part of the Board’s periodic self-evaluation process, the Board evaluates its leadership structure to confirm that the Board continues to believe that it provides an effective and efficient structure for overseeing management and serving the best interests of the Company and stockholders.

The Company’s President and Chief Executive Officer, Jeffrey T. Gill, has served as the Chairman of the Board, since October 2016. We believe this board leadership structure to be effective in providing continuity and direction to the Company. By serving as Chairman of the Board, President and Chief Executive Officer, respectively, Jeffrey T. Gill is positioned to contribute his extensive knowledge of Sypris’ business operations and market environment to the Board. Further, by having independent chairs and independent membership for each of the Audit and Finance, Compensation and Nominating and Governance Committees, as well as a Lead Independent Director, this structure is designed to ensure that the Board provides significant independent and objective oversight. Together with regular executive planning, analysis and reporting, we believe that this structure will continue to provide the Company with both strong leadership and effective Board oversight of the material risks and opportunities facing the Company on an ongoing basis.

Code of Conduct

We have a corporate responsibility and compliance program which includes a written code of conduct. We require all employees, including all officers and senior level executives, to adhere to our code of conduct in addressing the legal and ethical issues encountered in conducting their work. The code of conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of conduct or other Company policies and procedures. The code of conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of conduct can be found on our corporate website at www.sypris.com. We intend to post amendments to or waivers from our code of conduct (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller) on our website.

Transactions with Related Persons

The Company’s code of conduct requires all directors, executive officers and other employees of the Company to disclose and seek prior approval, generally from their supervisor, of any transaction with a related person. The Company’s directors, including the Chairman, President and Chief Executive Officer must report any potential conflict of interest to the Audit and Finance Committee, in accordance with the Guidelines and the Audit and Finance Committee Charter. The other executive officers must report any potential conflict of interest to the President and Chief Executive Officer. The Audit and Finance Committee, in its discretion may approve, ratify or reject the transaction or refer the transaction to the full Board or other appropriate committee of the Board. In addition, the Company requires each director, director nominee and executive officer to disclose any transactions involving related parties, or other potential conflicts of interest, in an annual written questionnaire.

For 2019, with the exception of the information reported below, no related person transactions (as defined in Item 404(a) of Regulation S-K) were reported or otherwise discovered by the Company.

We have described below certain transactions that involve directors and executive officers of the Company and their affiliates, which were reported and reviewed following the procedures described above.

On March 12, 2015, the Company issued a subordinated promissory note (as amended, the “Note”) to Gill Family Capital Management, Inc. (“Gill Family Capital”) in the principal amount of $4,000,000. Mr. Jeffrey T. Gill and Mr. R. Scott Gill are the principal shareholders of Gill Family Capital, and serve as its Co-Presidents and Treasurer and Secretary, respectively. The principal amount of the Note and the proceeds received in connection therewith have each been increased twice from the original amount of $4,000,000, by an additional $1,500,000 on June 11, 2015, and by an additional $1,000,000 on February 26, 2016. The Promissory Note was further amended on November 10, 2017, which among other things: (i) extended the maturity dates for $2,500,000 of the obligation to April 1, 2021, $2,000,000 to April 1, 2023, and the balance to April 1, 2025, (ii) adjusted the interest rate beginning on April 1, 2019, and on each April 1 thereafter, to reflect the greater of 8% or 500 basis points above the average rate of five-year Treasury notes during the previous 90-day period, (iii) allowed for up to an 18-month deferral of payment for up to 60% of the interest due on the notes maturing in April of 2021 and 2023, and (iv) provided for a first security interest in substantially all assets of the Company including those located in Mexico.

As of the record date, the total interest paid under the Note was $2,427,222, and the total outstanding principal and accrued interest was $6,612,667. Interest paid on the Note in 2019 was $525,777.77. The Note contains no pre-payment penalties.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Crowe LLP has served as the Company’s independent registered public accounting firm since and including 2014. Although the Audit and Finance Committee has not yet completed its process for selecting the independent public accountant for the Company with respect to its 2020 financial statements, the Audit and Finance Committee has approved the interim engagement of Crowe LLP to perform audit and audit-related services with respect to 2020. The Audit and Finance Committee’s selection process includes consideration of the following factors: continuity of experience with the Company’s business, internal controls and technical accounting experience; independence; history of and reputation for thoroughness, accuracy, excellence and integrity; and reasonableness of fees. The Audit and Finance Committee has approved the fees described below. The Audit and Finance Committee believes that the fees paid for non-audit services are compatible with the independence of Crowe LLP.

Representatives of Crowe LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Independent Registered Public Accounting Firm for Fiscal Years 2019 and 2018

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Crowe LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, and reviews of the consolidated quarterly financial statements included in the quarterly reports on Form 10-Q and Form 10Q/A and fees billed for other services rendered by Crowe LLP for the years ended December 31, 2019 and December 31, 2018.

	Years Ended December 31,
	2019	2018
Audit Fees (1)	$571,300	$491,619
Tax Fees (2)	92,144	62,152
All Other Fees (3)	—	—

Total	$663,444	$553,771

(1)

Audit Fees include fees associated with reviews of the Company’s quarterly reports on Form 10-Q and Form 10Q/A, consultation regarding accounting and reporting matters related to the audit and review of documents filed with the SEC for 2019 and 2018. There were no Audit Related Fees to report for 2019 or 2018.

(2)

Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax provision, review of state and local income tax planning opportunities and foreign tax research.

(3)	All Other Fees consist of fees other than Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Public Accountants

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants, either by a majority vote at any meeting of the committee at which a quorum is present or by the committee’s authorized delegate for approvals between meetings, all of which are reported to the committee at its next meeting. These services may include audit services, audit-related services, tax services and other services. With some exceptions for certain longer-term projects, pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and management are required to periodically report to the full Audit and Finance Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. None of the non-audit services provided by the independent public accountants described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the processes used to support the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.

The Audit and Finance Committee met privately with both the independent public accountants and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal control over financial reporting. The Company’s independent public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements to U.S. generally accepted accounting principles. The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee reviewed with management and Crowe LLP the Company’s draft of Annual Report on Form 10-K for the year ended December 31, 2019, including the Company’s audited financial statements, and met separately with both management and Crowe LLP to discuss and review those materials prior to issuance and filing with the SEC. Management has represented, and Crowe LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Finance Committee also discussed with Crowe LLP the matters required to be discussed by the applicable requirements of the United States Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit and Finance Committee has received from the independent public accountants the written disclosures and the letters required by applicable requirements of the PCAOB regarding the independent public accountant communications with the Audit and Finance Committee concerning independence, has discussed with the independent public accountants their independence from the Company and its management, and has considered whether the independent public accountants’ provision of non-audit services to the Company is compatible with maintaining the auditor’s independence. Crowe LLP has confirmed by letter that, in their professional judgment, they are independent of the Company. The Audit and Finance Committee is not aware of any issues which could impair the independence of Crowe LLP.

The Audit and Finance Committee reviewed and pre-approved Crowe LLP’s proposed audit plans, audit scope, identification of audit risks and fees, either by vote of the committee or by approval of the committee’s authorized delegate acting between meetings. The Audit and Finance Committee also reviewed and pre-approved all non-audit services performed by Crowe LLP.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Robert Sroka (Chairman)

William L. Healey

Sidney R. Petersen

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board will consist of three Classes, serving three-year terms, and that the Board will maintain as equal a number of directors in each Class as possible. Currently, the Board consists of three Class I Directors, two Class II Directors, and two Class III Directors. The Board has nominated two Class III Directors: William G. Ferko and Jeffrey T. Gill to be elected at the Annual Meeting as Class III directors whose terms will expire in 2023. We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected.

If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board. Set forth below are the principal occupations of and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting. The biographies of each of the nominees and continuing directors that follow contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should continue to serve as a director for the Company.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and shares held by a broker as nominee and not voted are not counted as votes cast for purposes of determining whether a quorum exists, and therefore will have no impact as to the election of directors. The Board recommends a vote FOR the election of the above-named nominees as Class III directors.

CLASS III DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2023

William G. Ferko Age 65	William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko currently serves as a private investor, a part-time lecturer for the University of Louisville College of Business Equine Industry Program and as a consultant providing senior-level financial advisory services. From April 2009 until May 2014, Mr. Ferko served as Senior Vice President for Republic Bank & Trust Company and also served as the Chief Risk Management Officer from April 2009 through December 2012. From January 2008 through January 2009, Mr. Ferko served as Chief Financial Officer for Philips BU Professional Luminaires North America, a manufacturer of lighting fixtures and controls. From 1998 through January 2008, he served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, the predecessor to Philips BU Professional Luminaires North America. Prior to 1998, he served in several finance positions for Tenneco Inc., including its automotive and packaging divisions, and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is a member of the Nominating and Governance Committee and the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in finance, accounting and audit functions, and public policy, Mr. Ferko’s continued service as a director is in the Company’s best interest.

Jeffrey T. Gill Age 64	Jeffrey T. Gill has served as Chairman, President and Chief Executive Officer of Sypris since October 2016 and as President and Chief Executive Officer of Sypris and its predecessor from 1992 to September 2016. Mr. Gill served as Executive Vice President of Sypris’ predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. Mr. Gill has served as a director of Sypris and its predecessor since 1983. Jeffrey T. Gill is the brother of R. Scott Gill. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters and management, Mr. Gill’s continued service as a director is in the Company’s best interest.

CLASS I CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2021

John F. Brinkley Age 82	John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33-year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in the general management, strategic planning and management, marketing, and leadership of a large organization in the automotive sector, Mr. Brinkley’s continued service as a director is in the Company’s best interest.

William L. Healey Age 75	William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also served as a director of Microsemi Corporation from 2003 to May 2018. Mr. Healey is Chairman of the Compensation Committee and is a member the Audit and Finance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in strategic planning and as a former public company Chief Executive Officer in the electronics sector, Mr. Healey’s continued service as a director is in the Company’s best interest.

Sidney R. Petersen Age 89	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is a member of the Audit and Finance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters, accounting and audit, financial markets, capital allocation, strategic planning and as a former public company Chief Executive Officer and Board Chairman, Mr. Petersen’s continued service as a director is in the Company’s best interest.

CLASS II CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2022

R. Scott Gill Age 61	R. Scott Gill, Ph.D., has served as a director of Sypris and its predecessor since 1983. Mr. Gill currently serves as a Lecturer in the School of Architecture at the University of Texas at Austin. Mr. Gill served as Managing Broker for Baird & Warner, a residential real estate brokerage firm, from June 2007 to October 2011. From June 2005 to June 2007, he served as a Managing Member of Astor & Longwood, LLC, a real estate development and investment company. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005 and as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm, from 1999 to 2003. Mr. Gill served as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. R. Scott Gill is the brother of Jeffrey T. Gill. The Nominating and Governance Committee believes that based on his experience, in-depth knowledge of the Company and expertise in public policy and business management, Mr. Gill’s continued service as a director is in the Company’s best interest.

Robert Sroka Age 70	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Partner of Rockland Advisory Group, an investment banking firm since May 2010, and served as Managing Director of Corporate Solutions Group, LLC, an investment banking firm, from December 2003 until May 2010. Mr. Sroka also served as Managing Partner of Lighthouse Partners, a private investment and business consulting company from 1998 to 2005. Mr. Sroka served from 1994 to 1998 as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He is Chairman of the Audit and Finance Committee, a member of the Nominating and Governance Committee and serves as the 2020 Lead Independent Director. The Nominating and Governance Committee believes that based on his experience and expertise in finance, investment banking and diverse board service and as a former public company executive officer, Mr. Sroka’s continued service as a director is in the Company’s best interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 18, 2020, for (a) each continuing director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the person who in 2019 served as the President and Chief Executive Officer of the Company; (d) the two other most highly compensated executive officers named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Jeffrey T. Gill (1)	6,810,543	31.1%
101 Bullitt Lane, Suite 450
Louisville, Kentucky 40222

R. Scott Gill (2)	5,702,971	26.8%
2203 Robert Browning Street
Austin, Texas 78723

GFP I, LP (3)	3,274,666	15.4%
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805

Gill Family Capital Management, Inc. (4)	3,274,666	15.4%
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805

John F. Brinkley (5)	84,798	*
William G. Ferko	116,734	*
William L. Healey (6)	94,668	*
Sidney R. Petersen (7)	135,841	*
Robert Sroka	189,238	*
Anthony C. Allen	330,823	1.6%
Richard L. Davis	309,959	1.5%
Current directors and executive officers as a group (9 persons) (8)	10,500,909	49.3%

*	Less than 1%.

(1)

Includes 400,000 shares issuable under currently exercisable stock options, 200,000 shares issuable under stock options that will expire on April 1, 2020, and 23,975 shares owned by Jeffrey T. Gill’s wife, Patricia G. Gill, with respect to which Jeffrey T. Gill and his wife share voting and investment power. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 38.20% ownership interest, of which Patricia G. Gill is a limited partner holding a 2.29% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 17.61% ownership interest. Gill Family Capital Management, Inc., a Delaware corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and was a named executive officer of the Company during 2019.

(2)

Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 40.95% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(3)	Voting and investment power is exercised through the General Partner. See footnotes (1) and (2).

(4)	In its capacity as General Partner. See footnotes (1) and (2).

(5)	Includes shares held by a family trust of which Mr. Brinkley is a trustee. Mr. Brinkley shares voting and investment power with respect to the shares held by the family trust.

(6)	Includes shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(7)	Includes shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(8)

Includes 400,000 shares issuable under currently exercisable stock options and 200,000 shares issuable under stock options that will expire on April 1, 2020. Except as indicated above, the address of the Company’s directors and officers is 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board and serve at the Board’s discretion. Set forth below are the ages, positions and certain other information regarding current executive officers of the Company, as applicable.

Jeffrey T. Gill Age 64	Jeffrey T. Gill has served as Chairman, President and Chief Executive Officer of Sypris since October 2016 and as President and Chief Executive Officer of Sypris and its predecessor from 1992 to September 2016. Mr. Gill served as Executive Vice President of Sypris’ predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. Mr. Gill has served as a director of Sypris and its predecessor since 1983. Jeffrey T. Gill is the brother of R. Scott Gill.

Anthony C. Allen Age 61	Anthony C. Allen has served as Vice President and Chief Financial Officer of Sypris since January 2015 and as Vice President, Treasurer, and Assistant Secretary of Sypris from December 2004 to December 2014. Mr. Allen served as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004 and as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen serves as a Director for Columbus Insurance Ltd., a captive reinsurance entity of which the Company is a member; he also served as Treasurer and Chairman of the Finance Committee for Columbus from January 2015 to January 2019. Mr. Allen served as a director of CafePress Inc., an online retailer of personalized products, from May 2015 until its merger in November 2018. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

Richard L. Davis Age 66	Richard L. Davis has served as Vice President of Sypris since January 2018 and as Vice President Audit and Compliance of Sypris from August 2015 to December 2017. From January 1997 until July 2015, Mr. Davis served as Senior Vice President of Sypris, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Company’s Chairman, President and Chief Executive Officer, and the two other most highly compensated executive officers who served in such capacities as of December 31, 2019 (the “named executive officers” or “NEOs”), for services rendered to the Company during the past fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(i)(3)	(j)
J.T. Gill, Chairman, President and Chief Executive Officer	2019	495,000	—	—	93,600	46,615	635,215
	2018	495,000	—	—	139,080	37,893	671,973

A. C. Allen, Vice President & Chief Financial Officer	2019	278,750	—	—	19,630	18,307	316,687
	2018	274,500	—	—	34,770	18,146	327,416

R. L. Davis, Vice President	2019	260,500	—	—	23,400	16,080	299,980
	2018	256,500	—	—	34,770	13,372	304,642

(1)

The amounts in column (e) and in column (f) reflect aggregate grant date fair value for each stock and option award granted during each fiscal year for each named executive officer in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts in 2019 and 2018 are included in Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K filed with the SEC.

(2)

The amounts in column (i) include the aggregate dollar amounts of all perquisites and other compensation offered by the Company which included the Company’s 401(k) matching contributions, premiums on executive life insurance, premiums on long-term disability insurance, premiums for long-term care insurance (for Mr. Gill and his spouse), taxes owed with respect to payments relating to such insurance policies, a car allowance for Mr. Gill, and other routine perquisites, including complimentary or discounted food and drink, entertainment and related travel, clothing, gifts or similar benefits which in the aggregate are less than $5,000 in value per year.

Compensation Overview

The fundamental objectives of the Company’s executive compensation program are: to attract, retain and motivate highly competent executives necessary for Sypris’ growth and leadership and to foster the creation of stockholder value through close alignment of the financial interests of executives with those of Sypris’ stockholders. The main components of the Company’s executive compensation program for 2019 were annual salaries and long-term incentives consisting of stock options. The Company has a strong commitment to develop its key employee base and to focus on sustaining long-term strategic growth despite fluctuations in market conditions. Accordingly, the Company has implemented a multifaceted approach to compensating employees, using tools that allow for flexibility and effective motivation. At times, the Company has incorporated retention based incentive cash awards along with time vested restricted stock awards and non-qualified stock options in an effort to deliver a short and long-term impact on employee motivation and productivity which illustrates the Company’s respect for, and the value that the Company ascribes to, its employees’ contributions.

These strategies reflect the key principles and approaches applied to achieve the desired results for those compensation elements that are awarded, earned by and paid to each of our named executive officers. The Company has encountered economic uncertainty and other difficulties as it continues to expand and diversify its products and customers. As a result, the Company has temporarily suspended its annual cash bonus awards and restricted stock awards. The Company will continue to evaluate its compensation structure to assure that it remains competitive for the size and scope of the organization.

401(k) Program

All employees in the United States not covered by a collective bargaining agreement, including the NEOs, are automatically enrolled in the Company’s 401(k) retirement savings plan (“401(k) Plan”), a tax-qualified plan. Employees may opt out of the plan or may elect to change their contribution in increments of 1% of pre-tax salary. Those employees who are covered by a collective bargaining agreement are also automatically enrolled in the Company’s 401(k) Plan in accordance with the terms of each such respective agreement. Under the plan, the Company generally will match 50% of each employee’s contributions, up to a maximum Company discretionary contribution of 3% of eligible salary.

Annual Bonus Plan and Time-Based Equity

The Board did not approve an annual cash bonus plan for 2018 or 2019 nor does the Board intend to approve a bonus plan for 2020 as of this mailing.

On an annual basis, over the past several years, grants of time-based equity or stock options have been issued to executive officers and other key employees under the 2015 Sypris Omnibus Plan. The estimated long-term economic value of each grant is targeted in bands of share award levels, to be approximately equal to the 25th percentile of comparable equity awards, as indicated by market survey information provided by Pearl Meyer. The grants to Mr. Allen and Mr. Davis during 2018 and 2019 were below the 25th percentile target due to the Company’s view of the long-term value of the common stock. The grants are awarded either as restricted stock or options to purchase our Common Stock. The initial recommendations for these equity awards are developed by the Company’s Corporate Director of Human Resources and the Chairman, President and Chief Executive Officer. All awards to executive officers of equity, as well as cash bonuses, are in the discretion of and subject to the final review and approval of the Compensation Committee, or in the case of the Chairman, President and Chief Executive Officer, are subject to the recommendation of the Committee with the final review and approval of the full Board.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in May 2019, approximately 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation and, therefore, did not change its overall approach in 2019. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Change in Control of the Company – Termination and Potential Payments

Unvested stock options and restricted stock awards granted under the 2015 Sypris Omnibus Plan are subject to accelerated vesting upon any change-in-control of the Company, pursuant to the terms of the Plan. For stock options, the valuation was calculated using (i) the number of each such individual’s unvested stock options on December 31, 2019, multiplied by (ii) the amount, if any, by which the Company’s stock price on December 31, 2019, exceeded the strike price of such options. For restricted stock, the valuation was calculated using (i) the number of each such individual’s unvested shares of restricted stock on December 31, 2019, multiplied by (ii) the Company’s closing stock price on December 31, 2019. The respective values of the unvested shares of restricted stock and non-qualified stock options calculated as of December 31, 2019, which would have become vested for the named executive officers in the event of such a change-in-control of the Company would have been as follows: $58,500 for Mr. Allen and $58,500 for Mr. Davis and nothing for Mr. J.T. Gill.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(5)
Jeffrey T. Gill	4/1/2015	200,000(1)		2.05	3/31/2020
	4/1/2016	200,000(1)		1.00	3/31/2021
	4/1/2017		200,000(1)	1.06	3/31/2022
	4/1/2018		200,000(1)	1.63	3/31/2023
	4/1/2019		200,000(1)	1.07	3/31/2024

Anthony C. Allen	1/25/2016	150,000(2)		0.96	1/24/2020
	9/26/2016					25,000(4)	19,500
	12/14/2016					25,000(4)	19,500
	4/1/2017					25,000(3)	19,500
	4/1/2018		50,000(1)	1.63	3/31/2023
	05/20/2019		50,000(1)	0.90	05/19/2024

Richard L. Davis	1/25/2016	150,000(2)		0.96	1/24/2020
	9/26/2016					25,000(4)	19,500
	12/14/2016					25,000(4)	19,500
	4/1/2017					25,000(3)	19,500
	4/1/2018		50,000(1)	1.63	3/31/2023
	4/1/2019		50,000(1)	1.07	3/31/2024

(1)	Stock option award, which vest 100% on the third anniversary of the grant date, with a five-year option term.

(2)	Stock option award, which vest 100% on the third anniversary of the grant date, with a four-year option term.

(3)

Restricted stock award, which vests 100% on the third anniversary of the grant date. Effective as of March 23, 2020 the Compensation Committee amended the vesting date with respect to restricted stock grants awarded to participants on April 1, 2017, including for Richard L. Davis and Anthony C. Allen. The original vesting date of April 1, 2020 has been revised to October 1, 2020.

(4)	Restricted stock award, which vests 100% on the fourth anniversary of the grant date.

(5)	The market value of shares that have not vested in column (h) was calculated using the closing stock price on December 31, 2019 ($0.78).

2019 DIRECTOR COMPENSATION

The following table sets forth our compensation of non-employee directors in 2019. Our Chairman, President and Chief Executive Officer, Mr. Jeffrey T. Gill, receives no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(g)(2)	(h)
J. F. Brinkley	40,000	9,500	5,000	54,500
G. L. Convis (3)	24,835	—	2,500	27,335
W. G. Ferko	40,000	9,500	5,000	54,500
R. S. Gill	40,000	9,500	5,000	54,500
W. L. Healey	40,000	9,500	5,000	54,500
S. R. Petersen	40,000	9,500	5,000	54,500
R. Sroka	40,000	9,500	5,000	54,500

(1)

The amounts provided in column (c) reflect the dollar amounts for the aggregate grant date fair value for each stock award granted during 2019 for each non-employee director serving in his position on the date of the Annual Meeting, in accordance with FASB ASC Topic 718, awarded pursuant to the 2015 Sypris Omnibus Plan and the Directors Compensation Program. These awards consisted of fully vested shares, therefore, the amounts in column (c) are equal to the fair value of all shares awarded in 2019 calculated based on the closing price of our Common Stock as of the time of the award.

(2)

The amounts provided in column (g) reflect routine perquisites, including complimentary or discounted food and drink, entertainment and related travel, clothing, gifts or similar benefits, which in the aggregate are less than $5,000.

(3)

The amounts provided in column (b) reflect cash retainer payments to Mr. Convis, who retired from the Board effective May 14, 2019, for the fourth quarter of 2018 and for the prorated portion of the first and second quarters of 2019. The amount in column (c) reflects a prorated portion of the routine perquisites.

The aggregate number of stock awards outstanding as of the 2019 fiscal year-end are comprised solely of 50,000 shares of restricted stock awarded to Robert Sroka under the 2015 Sypris Omnibus Plan, by way of two special grants of restricted shares in recognition of his exceptional contributions as a director during 2016, which will vest on the fourth anniversaries of their respective grant dates.

In accordance with the Directors Compensation Program, non-employee directors are paid a cash retainer on a quarterly basis in arrears, and receive an award of Common Stock on the Annual Meeting Date, in advance, for their continuing service as a director during the upcoming year. For compensation payable in 2020, the annual cash retainer is $40,000 and the common stock award is 10,000 shares.

All directors are reimbursed for travel and related expenses for attending Board and committee meetings. In 2019, the Company held five meetings, which required Board members to travel. We also provide non-employee directors with travel accident insurance when on Company business. Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director.

PROPOSAL TWO

PROPOSAL TO APPROVE THE 2020 SYPRIS OMNIBUS PLAN

At the Annual Meeting, the stockholders will be asked to approve the 2020 Sypris Omnibus Plan (the “2020 Plan”), which was adopted by the Company’s Board of Directors in March 2020, to be effective May 12, 2020. A summary of the 2020 Plan appears below, and a copy of the Plan is attached as Appendix A to this Proxy Statement.

The Board has approved the 2020 Plan, which authorizes awards (“Awards”) of cash bonuses and stock (both restricted and unrestricted), stock options and stock appreciation rights with respect to, in the aggregate, 3,000,000 shares of Common Stock or other authorized common stock of the Company no more dilutive than the Common Stock (“Shares”), plus any Shares remaining available as of the effective date under the 2015 Sypris Omnibus Plan (the “2015 Plan”), because it believes the ability to grant such Awards is essential to retain and motivate directors and key employees of the Company and its subsidiaries. As of the Record Date, the remaining capacity for grants under the 2015 Plan was approximately 1,378,271 Shares. The Board believes that the 2020 Plan, by fostering the ownership of Shares by directors, officers and employees, will serve to closely align the interests of directors, officers and employees and other stockholders. Under the 2020 Plan, no amendment or modification may be made to an outstanding stock option or stock appreciation right that would be treated as a repricing, without the approval of the Company’s stockholders.

As of the Record Date, there were approximately 3 executive officers, 75 employees and 6 non-employee directors of the Company and its subsidiaries who would be eligible to participate in the 2020 Plan. As of March 18, 2020, the closing price of a Share was $0.69 and, under the 2015 Plan and the 2010 Plan, there were 2,042,750 Shares underlying all outstanding stock options with a weighted average exercise price of $1.33 and a weighted average remaining term of 2.7 years, and 324,500 Shares of unvested Restricted Stock of which the Company anticipates 149,500 shares will vest between April 1, 2020 and May 12, 2020. There are no outstanding stock appreciation rights.

The Board of Directors believes that the 2020 Plan is in the best interest of the Company and recommends a vote FOR approval of such plan and the approval of the material terms and conditions relating to performance-based compensation.

Eligibility. All of our employees and the employees of our subsidiaries are eligible to receive awards under the 2020 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive awards under the 2020 Plan, other than incentive stock options.

Award Limitations. The 2020 Plan contains limitations on the maximum number of shares available for issuance with respect to specified types of awards and the maximum cash payment that can be made under the 2020 Plan. The maximum number of shares subject to options or SARs that can be issued to any participant other than an outside director under the 2020 Plan in a calendar year is 500,000. The maximum number of shares subject to an award other than options or SARs that can be issued to any participant other than an outside director under the 2020 Plan in a calendar year is 250,000. The maximum amount that can be earned by any participant other than an outside director as a cash award subject to the attainment of performance goals in any performance period of up to one calendar year is $750,000 and the maximum amount that can be earned by any participant other than an outside director as a cash award subject to the attainment of performance goals in any performance period of greater than one year is $2,000,000. The maximum total compensation (including cash payments and the aggregate grant date fair value of shares that may be granted under the 2020 Plan) that may be paid to or granted in a calendar year to an outside director for his or her service as a member of the Board or a committee of the Board is $200,000; provided, however, that the foregoing limitation will not apply to the extent that the outside director has been or becomes an employee of the Company during the calendar year. The limit in this section does not apply to compensation to an Outside Director for service to the Company other than service as a member of the Board or a committee of the Board. An “outside director” means a member of the Board who is not an officer or employee of the Company or any subsidiary.

Summary of the 2020 Plan

The following description of the 2020 Plan is intended to be a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the 2020 Plan itself, which is attached as Appendix A to this Proxy Statement.

The 2020 Plan authorizes up to an aggregate of 3,000,000 Shares for issuance under the 2020 Plan plus any remaining Shares available under the 2015 Plan as of its expiration. Generally, Shares subject to Awards under the 2015 Plan, the 2010 Plan and the 2020 Plan which remain unvested or unexercised upon expiration or earlier termination of such Awards will once again become available for Awards under the 2020 Plan.

Under the 2020 Plan, the Compensation Committee may award stock options, stock appreciation rights, and stock awards (both restricted stock and unrestricted stock and cash awards).

The 2020 Plan is to be administered by the Compensation Committee, which is given the primary responsibility and discretion to administer the 2020 Plan. The 2020 Plan authorizes the Compensation Committee to determine who is eligible to participate in the 2020 Plan, and to make Awards to officers (including officers who also are directors) and other employees and consultants of the Company and its subsidiaries. The Compensation Committee has the final authority under the 2020 Plan to determine or interpret the terms of any Awards, including:

•	eligibility criteria regarding any participation or exercise rights,

•	types of Awards to be granted to any participant,

•	amounts, classes, registration rights or restricted legends of related Shares,

•	timing and features of any rights, benefits or payments due to participants under any Award (including voting, exercise, or dividend rights),

•	restrictions on assignment or transfer of any Awards or rights thereunder,

•	vesting and forfeiture terms,

•	convertibility or deferral rights,

•

the amounts, methods and forms of consideration due from any participant in exchange for the receipt or exercise of any Awards or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto, and

•

whether an Award should be subject to the satisfaction of performance objectives, or any other term or condition the Compensation Committee specifies in the written agreement governing the terms of each Award.

Stock Options and Stock Appreciation Rights

The Compensation Committee may award incentive stock options (within the meaning of Section 422 of the Code) (“ISOs”), and nonqualified stock options (“NQSOs”). ISOs offer key employees certain tax advantages (discussed below) which are not available with NQSOs. The Compensation Committee determines the terms of option awards, including the amount, exercise price, vesting schedule and term. Options under the 2020 Plan become exercisable at such time or times as the Compensation Committee may specify. The purchase price of any such Award is the closing price of the Common Stock on the date of grant, unless the Compensation Committee designates another price in any Award agreement.

The Compensation Committee may also grant SARs, either in tandem with stock options and/or stock grants or independent of those Awards. A stock appreciation right entitles a key employee to receive a per Share payment (in cash or Shares, as determined by the Compensation Committee) equal to the excess of the fair market value of a Share on the date of exercise over the fair market value of a Share on the date of grant. The maximum number of Shares subject to options or appreciation rights that can be issued under the Plan to any participant is 500,000 in any one calendar year.

Stock Awards

The Compensation Committee may make stock Awards to participants, which may be subject to or not subject to a restriction period. The Compensation Committee has the discretion to determine whether the Shares covered by a restricted stock Award will be subject to a restriction period, the length of any such restriction period, and any vesting (or forfeiture) conditions and terms that apply during any such restriction period. The Compensation Committee also has the discretion to determine if an employee will be required to make a payment with respect to a restricted stock Award and the amount of any such payment. During the restriction period, if any, the Company would generally hold the Shares and the employee would not be able to transfer the Shares. The Award recipient would however, generally be entitled to vote the Shares and receive any dividends with respect to the Shares, during any such restriction period, unless otherwise specified in the Award Agreement. The maximum number of Shares subject to an Award other than options or appreciation rights that can be issued under the Plan to any participant is 250,000 in any one calendar year.

Cash Awards

The Compensation Committee may also grant cash-based Awards to participants which may be based on the successful attainment of one or more performance objectives. The maximum amount that can be earned by any participant as a cash award subject to the attainment of performance objectives in any performance period of up to one calendar year is $750,000 and the maximum amount that can be earned by any participant as a cash award subject to the attainment of performance objectives over any performance period of greater than one calendar year is $2,000,000.

Performance Objectives

Vesting of any of the Awards that may be granted under the 2020 Plan may be made subject to the attainment of performance criteria that may be selected by the Compensation Committee. Such performance criteria includes, but is not limited to: earnings per share, stock prices, net income, pre-tax income, operating income, return on equity or assets, economic value added, sales, cash flow from operating activities, working capital, productivity ratios, expense targets, cost containment or reduction, market share, completion of acquisitions of businesses or companies, completion of divestitures and asset sales, completion of business relocation activities, other financial objectives or any combination of these factors.

Under the 2020 Plan, the Compensation Committee may also determine that any evaluation of performance may exclude the impact of events that occur during a performance period, including, without limitation: (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring charges, credits or revenues, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

Adjustments and Changes in Control

The number of Shares authorized for issuance under the 2020 Plan, the number of Shares issuable under outstanding Awards, the option price of outstanding options and appreciation rights, and other relevant provisions of the Plan are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company.

In the event of a Change of Control of the Company unless otherwise determined by the Compensation Committee, the treatment of outstanding awards will depend on whether Awards are being assumed, continued or substituted for in the transaction. If Awards are being assumed, continued or substituted for in the transaction, the Awards will continue in accordance with their terms with appropriate adjustments as to the number of shares and option and appreciation right exercise prices. In addition, if a participant’s awards are assumed, continued or substituted for and his employment is terminated within one year of the Change of Control without cause (as defined in the 2020 Plan), all of his Awards will be credited with an additional 12 months of service from such date of termination.

In the event of a Change of Control in which Awards are not being assumed, continued or substituted for in the transaction, the vesting date for all unvested or forfeitable rights in any Award will be accelerated to the date of the Change of Control. In addition, the Compensation Committee may elect to cancel outstanding Awards and pay to the grantee an amount having a value equal to the number of Shares subject to the Award multiplied by the price per Share paid to holders of Shares in the Change of Control, less, in the case of options or appreciation rights, the aggregate exercise price of such options and appreciation rights.

For purposes of the 2020 Plan, a “Change of Control” means any transaction (or series of transactions) (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company; (b) in which any person or group (other than, in either case, a “Permitted Holder”) acquires more than 50% of the voting power of the Company’s voting securities; or (c) in which substantially all of the assets of the Company are sold. For purposes of the 2020 Plan, “Permitted Holder” means Jeffrey T. Gill and R. Scott Gill and certain individuals and entities related to Jeffrey T. Gill and R. Scott Gill.

Amendment and Termination

The Board of Directors may discontinue or amend the 2020 Plan as it deems necessary, and subject to any approval of amendments by stockholders required by the Code, the NASDAQ listed company rules or other applicable regulations, but, except as provided in the 2020 Plan in connection with a Change in Control, no termination of the 2020 Plan shall affect unexpired outstanding Awards. Unless earlier terminated by the Board of Directors, the Plan will automatically terminate on May 12, 2025, although Awards made prior to such termination will remain in effect in accordance with their terms and the terms of the 2020 Plan.

Certain Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences to the Company and the employees receiving stock options, stock grants and stock appreciation rights pursuant to the 2020 Plan. The following is not intended to be all inclusive or to constitute tax advice. This summary is based on the Code, Treasury Regulations promulgated thereunder and administrative and judicial rulings, as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary does not cover possible state, local or foreign tax consequences or federal tax consequences other than income tax consequences.

Incentive Stock Options. An optionee that receives an ISO does not recognize income either on the date the option is granted or on the date the ISO is exercised (although, upon exercise, the difference between the fair market value of the Shares and the exercise price will be treated as an item of adjustment for purposes of computing the optionee’s alternative minimum taxable income). If the optionee continues to hold the Shares received for the greater of (i) one year from the date of exercise of the option and (ii) two years from the date the option was granted, any gain or loss recognized on the sale of the Shares will be capital gain or loss. If the optionee disposes of the option or disposes of the Shares prior to the expiration of the periods set forth in the preceding sentence (a “Disqualifying Disposition”), the optionee will have compensation income (i.e., taxed at ordinary income rates) equal to the lesser of (i) the total amount of gain recognized upon disposition of the

Shares and (ii) the excess of the fair market value of the Shares on the date of exercise over the exercise price for the Shares. Any additional gain will be capital gain, and will be long-term capital gain if the optionee held the Shares for more than one year from the date the option was exercised. The Company will not be entitled to any deduction upon the grant or exercise of an ISO, but will generally be entitled to a compensation deduction equal to the amount of compensation income recognized by the optionee upon a Disqualifying Disposition, subject to the limitations imposed by Section 162(m) of the Code.

Nonqualified Stock Options. An optionee that receives a NQSO also generally recognizes no income on the date the option is granted. The optionee will, however, recognize compensation income on the date the NQSO is exercised in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price. Any gain or loss recognized on a later disposition of the Shares will be capital gain or loss. The Company is generally entitled to a deduction at the time the NQSO is exercised equal to the amount of income recognized by the optionee, subject to the limitations imposed by Section 162(m) of the Code.

Unrestricted Stock. An employee that receives unrestricted Shares (i.e., Shares which are not subject to any vesting restrictions) recognizes compensation income at the time the Shares are granted equal to the difference between the fair market value of the Shares received and the amount, if any, paid by the employee for such Shares. The employee’s basis in the Shares is equal to the amount paid for the Shares plus any income recognized by the employee upon the receipt of the Shares. Upon a later disposition of the Shares, the employee recognizes capital gain or loss equal to the difference between the amount received for such Shares and the employee’s basis in those Shares. The Company is generally entitled to a compensation deduction equal to the amount of income recognized by the employee upon receipt of the Shares, subject to the limitations imposed by Section 162(m) of the Code.

Restricted Stock. An employee that receives restricted (or unvested) Shares generally does not recognize any income upon receipt of the Shares. Instead, such employee will recognize compensation income at the time vesting restrictions on the Shares lapse equal to the difference between the fair market value of the Shares at the time such vesting restrictions have lapsed and the amount, if any, paid by the employee for the Shares. Any gain or loss recognized by the employee upon a later disposition of the Shares will be capital in nature. The Company will generally be entitled to a compensation deduction (in an amount equal to the amount of compensation income recognized by the employee) at the same time as such income is recognized, subject to the limitations imposed by Section 162(m) of the Code.

An employee that receives restricted stock may make an election to include the value of the stock received in income at the time such stock is granted as if such stock were vested Shares. If an employee makes such election, the employee will recognize ordinary income on the stock when received (in the same manner as vested stock), and no further income will be recognized until the stock is later sold or disposed of. Upon such later sale or other disposition, any gain or loss recognized will be capital in nature. The Company shall generally receive a compensation deduction for Shares with respect to which the employee has made such election at the same time (and in the same amount) as the employee recognizes compensation income, subject to the limitations imposed by Section 162(m) of the Code.

Stock Appreciation Rights. An employee who receives SARs does not recognize any income upon the receipt of such SARs. Instead, the employee is subject to tax (at ordinary income rates) on any amounts received in settlement of his or her SARs at the time such amounts are paid. The Company generally is entitled to a deduction equal to the amount included by the employee in income, subject to the limitations imposed by Section 162(m) of the Code.

Various additional tax consequences may apply to the granting, acceleration and exercise or vesting of Awards and to the disposition of Shares thereunder, but such consequences are beyond the scope of this summary.

Section 162(m). Section 162(m) of the Code generally disallows a deduction for compensation paid to certain executive officers (and certain former executive officers) to the extent that compensation to a “covered employee,” as determined in accordance with Section 162(m) of the Code, exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code was historically not subject to the deduction limit if the compensation satisfied the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless the compensation satisfies the criteria for certain transition relief for written, binding compensation arrangements in place as of November 2, 2017 that were not materially modified after such date. The Company will not be able to make any grants under the 2020 Plan that will qualify for the performance-based exception. Stockholders are not being asked to approve the 2020 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception.

The affirmative vote by a majority of the shares of the Common Stock voting at the Annual Meeting is required for approval and ratification of the 2020 Plan. Abstentions and broker non-votes will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting, but will be counted toward determining a quorum.

New Plan Benefits

As of the date of this Proxy Statement, no Awards have been made under the 2020 Plan. If our stockholders approve this proposal, the additional shares of Common Stock that would become reserved for issuance under the 2020 Plan would be immediately available to grant Awards to eligible plan participants. Assuming our stockholders approve this proposal, the Compensation Committee has approved the annual grant of Awards under the 2020 Plan to our outside directors pursuant to our non-employee director compensation program as set forth in the table below. The Awards set forth in the table reflect only those Awards that have been approved, but does not reflect all Awards we intend to make pursuant to our 2020 Plan to meet our compensation plans and objectives. Because participation and the types of awards under the 2020 Plan are subject to the discretion of the Compensation Committee, other than the Awards set forth in the table, the benefits or amounts that will be received by any participant or group of participants if the 2020 Plan is approved are not currently determinable.

Name and Position	Dollar Value		Number of Units
John F. Brinkley, Director	$	*	10,000
William G. Ferko, Director	$	*	10,000
R. Scott Gill, Director	$	*	10,000
William L. Healy, Director	$	*	10,000
Sidney R. Peterson, Director	$	*	10,000
Robert Sroka, Director	$	*	10,000
All current executive officers as a group		$—	—
All non-employee directors as a group	$	*	60,000
All employees as a group (including all officers who are not executive officers)		$—	—

*	The dollar value of each Award will be determined using the closing price of Common Stock on May 12, 2020, the grant date of the Awards.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which may be referred to as a “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the “Summary Compensation” and “Outstanding Equity Awards at Fiscal Year-End 2019” tables above, as well as our accompanying narrative disclosure to such tables, our executive compensation program contains elements of cash and equity-based compensation. We believe our compensation program is balanced, structured to align the interests of our named executive officers with those of our stockholders and rewards our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.

The Board is asking our stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End 2019,” including the related footnotes and accompanying narrative disclosure, is hereby approved.

Though this proposal calls for a non-binding advisory vote, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve this Proposal Three. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. The Board recommends a vote FOR the resolution approving the compensation of the Company’s named executive officers.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our 2019 Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report on Form 10-K is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. Stockholders may also request a copy of the Company’s 2019 Annual Report on Form 10-K, which may be obtained without charge, by writing to Andrea J. Luescher, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone, or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2020 (the “2021 Annual Meeting”) must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 in compliance with the following deadlines and procedures:

•

For any proposal that a stockholder wishes to include in our proxy materials for the 2021 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934, the proposal must be submitted no later than December 4, 2020. The proposal also must comply with SEC regulations set forth in Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

•

For any proposal that a stockholder wishes to propose for consideration at the 2021 Annual Meeting but does not wish to include in the proxy materials for that meeting pursuant to Rule 14a-8, our Amended and Restated Bylaws require a notice of the proposal to be delivered not later than 10 days after the public announcement of the meeting date or, if earlier, the date on which notice of the meeting was mailed. The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws.

To the extent any proposals are presented for consideration at the 2021 Annual Meeting but are not described in our proxy materials for that meeting, the proxies solicited by Sypris for the 2021 Annual Meeting may confer discretionary authority to the persons named as proxy holders to vote on any such proposals.

Jeffrey T. Gill

Chairman of the Board, President and Chief Executive Officer

April 3, 2020

EXHIBIT A

THE 2020 SYPRIS OMNIBUS PLAN

Article I.            General

1.1        Purpose - The purpose of the 2020 Sypris Omnibus Plan (“Plan”) is to retain and to motivate directors, officers, other employees and consultants (“Associates”) of Sypris Solutions, Inc. and its subsidiaries (together with such subsidiaries, as appropriate in context, the “Company”).

1.2        Eligibility - The Company’s Compensation Committee (“Committee”) shall determine those Associates who may participate in the Plan (“Participants”).

1.3        Term - The Committee may grant awards under this Plan (“Awards”) from May 12, 2020 (the “Effective Date”), through May 12, 2025, and such Awards may, subject to the terms and conditions of an Award, survive the Plan’s expiration. Effective, May 5, 2020 the Company’s 2015 Sypris Omnibus Plan (the “2015 Plan”) will expire and there will be no further awards made under the 2015 Plan.

Article II.            Administration

2.1        Interpretation - The Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). Notwithstanding the foregoing, any action hereunder may be taken by the Board of Directors of the Company (the “Board”) in lieu of the Committee and all references herein to the Committee shall be deemed to be the Board when the Board so acts.

2.2        Authority - The Committee shall have final authority, in its sole discretion, to determine or interpret any of the following terms (collectively, “Terms”), with respect to both new and outstanding Awards, subject to applicable Rules:

•	eligibility criteria regarding any participation or exercise rights,

•	types of Awards including those qualified under 26 USC §422 or its equivalent (“ISOs”) and cash awards,

•	amounts, classes, registration rights or restricted legends of related Shares,

•	timing and features of any rights, benefits or payments due to Participants under any Award (including voting, exercise, or dividend rights),

•	restrictions on assignment or transfer of any Awards or rights thereunder,

•	vesting and forfeiture terms,

•	convertibility or deferral rights,

•

the amounts, methods and forms of consideration due from any Participant in exchange for the receipt or exercise of any Award or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto,

•	whether an Award should be subject to the satisfaction of Performance Objectives as described in Section 2.3, and any other terms or conditions as the Committee specifies in written agreements, which shall govern the terms of each Award (and which need not be identical) (the “Award Agreements”). The Committee may condition Awards upon the Participant’s execution of Award Agreements, representations regarding resale, blank stock powers, and any other documents that it may specify. Shares may be deposited together with stock powers with any escrow agent (including the Company) as specified by the Committee.

2.3        Performance Objectives - “Performance Objectives” may be expressed in terms of performance criteria selected by the Committee, such as, but not limited to, (a) earnings per share, (b) Stock prices, (c) net income, (d) pre-tax income, (e) operating income, (f) return on equity or assets, (g) economic value added, (h) sales, (i) cash flow from operating activities, (j) working capital, (k) productivity ratios, (l) expense targets, (m) cost containment or reduction, (n) market share, (o) completion of acquisitions of businesses or companies, (p) completion of divestitures and asset sales, (q) completion of business relocation activities, (r) other financial objectives, or (s) any combination of the foregoing, with respect to the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

The Committee may also determine that any evaluation of performance may exclude charges, credits or revenues related to an event or occurrence which the Committee determines should appropriately be excluded, including, without limitation, (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring revenues or charges, credits, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of or accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

2.4        Amendments and Approvals - The Committee, at its discretion, may amend the Plan, its interpretations or any Award, or any Award Agreement related thereto, at any time, subject to applicable Rules. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.

2.5        Delegation - The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.

Article III.            Stock Subject to Plan

3.1      Limit on Shares - The Committee shall limit Awards in the aggregate to an aggregate maximum amount (“Cap”) of: (a) total shares of the Company’s $.01 par value common stock (“Common Stock”), and (b) total shares of any other classes of the Company’s then authorized common stock as are determined by the Committee to be no more dilutive than the Common Stock (collectively, the “Shares” or, individually, the “Stock”); and no more than 50% of all Awards shall be ISOs. Upon the Effective Date, such Cap shall be Three Million (3,000,000) Shares, plus the number of Shares that remain outstanding and available for issuance under the Company’s 2015 Plan as of its expiration (including any Shares that have become available as a result of forfeitures of Awards under the Company’s 2015 Plan prior to its expiration) as calculated pursuant to Section 3.2. Otherwise the Cap shall be increased only: (x) if approved by a majority of the Company’s stockholders, (y) pursuant to Article VI, or (z) if approved by the Committee to replace any acquired business’ equity plan with an appropriate number of additional Shares, pursuant to applicable Rules.

3.2        Share Usage and Unvested Shares - Each Award shall be counted, as of the grant date, against the limit set forth in Section 3.1 as one Share for every one Share subject to an Award. Awards granted in substitution for awards held by employees of a business entity acquired by the Company (a “Substitute Award”) shall not count against the Shares available for issuance under the Plan.

If any Awards under the Plan, the 2015 Plan or the 2010 Plan shall expire, be forfeited, exchanged or cancelled without having been fully exercised or vested (excluding, however, the use of Shares to satisfy the tax withholding obligations or the payment of the purchase price of an Award), the reserved but unused Shares subject thereto shall again be available for new Awards under the Plan.

3.3        Individual Limits - The maximum number of Shares subject to options or appreciation rights that can be issued under the Plan to any Participant other than an Outside Director is 500,000 in any one calendar year. The maximum number of Shares subject to an Award other than options or appreciation rights that can be issued under the Plan to any Participant other than an Outside Director is 250,000 in any one calendar year. The maximum amount that can be earned by any Participant other than an Outside Director as a cash award subject to the attainment of Performance Objectives in any performance period of up to one calendar year is $750,000 and the maximum amount that can be earned by any Participant other than an Outside Director as a cash award subject to the attainment of Performance Objectives over any performance period of greater than one calendar year is $2,000,000. The maximum total compensation (including cash payments and the aggregate grant date fair value of Shares that may be granted under the Plan) that may be paid to or granted in a calendar year to an Outside Director for his or her service as a member of the Board or a committee of the Board is $200,000; provided, however, that the foregoing limitation shall not apply to the extent that the Outside Director has been or becomes an employee of the Company during the calendar year. The limit in this section does not apply to compensation to an Outside Director for service to the Company other than service as a member of the Board or a committee of the Board. An “Outside Director” means a member of the Board who is not an officer or employee of the Company or any subsidiary.

3.4        Share Issuance Book Entry - Notwithstanding any other provision of this Plan to the contrary, the issuance of Shares under the Plan may be evidenced in such manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more share certificates.

Article IV.            Types of Awards

4.1        Stock - The Committee may grant Awards of Stock, including Awards of Stock subject to restrictions and vesting conditions, to Participants on Terms specified in the Award Agreements.

4.2        Options - The Committee may grant Awards of options to purchase or sell Stock to Participants on Terms specified in the Award Agreements. The purchase price under any such Award shall be the closing price of the Stock on the date of grant, and the sale price under any such Award shall be the closing price of the Stock on the date of the sale, unless the Committee designates another price in the Award Agreement; provided further that, the fair market value (on each ISO’s Award date) of all ISOs’ Shares which first become exercisable by a Participant in any calendar year under all Company plans shall not exceed $100,000. Awards above this limit or to non-employees shall be deemed separate, non-qualified Awards under 26 USC §422.

4.3        Appreciation Rights - The Committee may grant Awards of rights to receive all or a portion of the appreciation in the value of the Shares over a period of time, to Participants on Terms specified in the Award Agreements.

4.4        Cash Awards - The Committee may grant cash-based Awards to Participants which may be based on the successful attainment of one or more Performance Objectives.

4.5        Other Awards - The Committee may grant Awards in tandem with, contingent upon, or convertible into, other Awards on Terms specified in the Award Agreements.

Article V.            Termination of Awards

5.1        Unvested Rights - Except as otherwise provided in an Award Agreement or by the Committee, every unvested, unexercised right under this Plan shall terminate and expire at the earlier of the expiration date in the Award Agreement or termination of the Participant’s employment.

5.2        Vested Rights - Except as otherwise provided in an Award Agreement or by the Committee, every vested, unexercised right under this Plan shall terminate and expire at the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment, or (c) one year after a Participant’s death or Disability, provided that all of the foregoing shall be administered subject to the Committee’s Rules. For purposes of the Plan and any Award Agreement, “Disability” means the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Article VI.            Adjustment of Number of Shares

6.1        Dividends - In the event that any stock dividend is declared on the Stock, the number of Shares in any Award Agreement and the maximum limit on Shares in Section 3.1 shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend. In the event of any other distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend) without receipt of consideration by the Company, the Committee shall in such manner as the Committee deems appropriate adjust (i) the number and kind of Shares subject to outstanding Awards and/or (ii) the purchase price of (or other consideration for) outstanding Awards to reflect such distribution.

6.2        Reorganization - In the event that the outstanding Stock is exchanged for or changed into any different number or class of securities, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to any Award and for the maximum limit on Shares in Section 3.1, the number and class of securities for which each outstanding Share shall be so exchanged or into which each such Share shall be changed. In addition, the Committee shall determine whether any adjustment to the purchase price of (or other consideration for) outstanding Awards is appropriate and equitable.

Article VII.            Change of Control

7.1        Change of Control - A “Change of Control” includes any transaction (or series of transactions): (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company; (b) in which any person or group (other than, in either case, a Permitted Holder) acquires, after the Effective Date, more than 50% of the voting power of the Company’s voting securities; or (c) in which substantially all of the assets of the Company are sold. “Permitted Holder” means (i) Jeffrey T. Gill and R. Scott Gill, (ii) all lineal descendants of Jeffrey T. Gill and R. Scott Gill, and all spouses and adopted children of such descendants, (iii) all trusts for the benefit of any person described in clause (i) or clause (ii) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (ii) and (iii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a Person described in clauses (i), (ii), (iii) or (iv).

7.2        Change of Control in which Awards are Assumed - Unless otherwise provided by the Committee in an Award Agreement or any other agreement with a Participant, in connection with a Change of Control in which Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:

(a)

The Plan and the Awards theretofore granted under the Plan shall continue in the manner and under the terms so provided in the event of a Change of Control to the extent that provision is made in writing in connection with such Change of Control for the assumption or continuation of such Awards, or for the substitution for such Awards of new options, appreciation rights, restricted stock, and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and appreciation rights exercise prices; and

(b)

In the event a Participant’s Award is assumed, continued, or substituted upon the consummation of any Change of Control and his or her employment is terminated without Cause within one year following the consummation of such Change of Control, the Participant shall be credited with an additional twelve (12) months of service from the date of such termination for purposes of vesting in the shares subject to such Award and the Participant’s Award (to the extent vested) may be exercised, to the extent applicable, beginning on the date of such termination and for the one year period immediately following such termination or for such longer period as the Committee shall determine. “Cause” means the Participant’s: (i) fraud, gross negligence, willful misconduct or failure to perform essential job duties, which causes material harm to the Company, and which remains uncured for thirty days after receipt of detailed written request for cure, (ii) conviction of any felony or any other crime of moral turpitude, or (iii) inability or unwillingness to perform his or her duties for a continuous period of thirty days after receipt of the Company’s written notice thereof.

7.3

Change of Control in which Awards are not Assumed - Unless otherwise provided by the Committee in an Award Agreement or any other agreement with a Participant, in connection with a Change of Control in which Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award:

(a)	the vesting date for all unvested or forfeitable rights in any Award shall be accelerated to the date of such Change of Control; and

(b)

the Committee may elect, in its sole discretion, to (a) cancel any outstanding Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith) equal to the product of the number of Shares subject to the Award (the “Grant Shares”) multiplied by the amount, if any, by which (i) the formula or fixed price per Share paid to holders of Shares pursuant to such Change of Control exceeds (ii) the purchase price applicable to such Grant Shares, or (b) cancel any outstanding Awards to the extent the purchase price applicable to the Grant Shares issuable thereunder is greater than the formula or fixed price per share paid to holders of Shares pursuant to such Change of Control, with or without any payment to the holders thereof.

Article VIII.            Miscellaneous

8.1        No Other Rights - Participation under the Plan shall not be construed as giving an employee any future right of employment with the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

8.2        Governing Law - This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Delaware using any dispute resolution methods selected by the Committee.

8.3        Termination of Plan - The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Except as provided in Article VII, termination of the Plan shall not affect unexpired outstanding Awards previously granted.

8.4        Repricing - The terms of outstanding options and appreciation rights may not be amended, without stockholder approval, to reduce the purchase price applicable to such Awards or cancel, exchange, substitute, buyout or surrender such outstanding options or appreciation rights in exchange for cash, other Awards or options or appreciation rights with an option price that is less than the purchase price of the original options or appreciation rights.

8.5        Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares upon the exercise of an option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Participant shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company to withhold Shares otherwise issuable to the Participant or (b) by delivering to the Company Shares already owned by the Participant. The Shares so withheld or delivered shall have an aggregate fair market value equal to such withholding obligation.

001CSN4272

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12:01am, Eastern Time, on May 12, 2020

Online Go to www.investorvote.com/SYPR or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SYPR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2 and 3.

1. Election of Class III Directors for a term of three (3) years:									+
	For	Withhold
01 - William G. Ferko	☐	☐
02 - Jeffrey T. Gill	☐	☐

			For	Against	Abstain		For	Against	Abstain
2. To approve the 2020 Sypris Omnibus Plan			☐	☐	☐	3. To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

            0373GD

2020 Annual Meeting

2020 Annual Meeting of

Sypris Solutions, Inc. Stockholders

Tuesday, May 12, 2020, 10:00 a.m., EDT

Lower Level Seminar Room, 101 Bullitt Lane

Louisville, KY 40222

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelop. If you vote by telephone or Internet, it is not necessary to return this card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting to be held on May 12, 2020: The notice of the annual meeting of stockholders, proxy statement, form of proxy card and the Sypris Solutions 2019 Annual Report on Form 10-K are available at: www.sypris.com/proxy-materials.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SYPR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sypris Solutions, Inc.

Notice of 2020 Annual Meeting of Stockholders

Lower Level Seminar Room, 101 Bullitt Lane, Louisville, KY 40222

Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2020

The undersigned appoints R. Scott Gill and Jeffrey T. Gill, and each of them, as Proxies for the undersigned, or any of them, each with the power substitution. The Proxies are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sypris Solutions to be held on May 12, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in the election of the Board of Directors, FOR Proposal 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.